As filed with the Securities and Exchange Commission on September 5, 2003
                                                         Registration No. 333-

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                            ----------------------

                                   Form S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ____________________________

                          GENELABS TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)

                                  California
        (State or other jurisdiction of incorporation or organization)

                                  94-3010150
                     (I.R.S. Employer Identification No.)

                         ____________________________

                              505 Penobscot Drive
                        Redwood City, California 94063
                                (650) 369-9500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          Heather Criss Keller, Esq.
                        Vice President, General Counsel
                          Genelabs Technologies, Inc.
                              505 Penobscot Drive
                        Redwood City, California 94063
                                (650) 369-9500
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

               _______________________________________________

                                   Copy to:

                            Gregory C. Smith, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                       525 University Avenue, Suite 1100
                          Palo Alto, California 94301


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         ____________________________


                               CALCULATION OF REGISTRATION FEE

------------------------ ---------------- --------------- ---------------- ---------------
                                             Proposed        Proposed
                          Amount to be       maximum          maximum
Title of each class of     registered        offering        aggregate       Amount of
   securities to be          (1)(2)         price per     offering price    registration
      registered                           unit (2)(3)       (2)(3)(4)          fee
------------------------ ---------------- --------------- ---------------- ---------------
Common Stock, no par
value per share
------------------------ ---------------- --------------- ---------------- ---------------
Preferred Stock, no
par value per share
------------------------ ---------------- --------------- ---------------- ---------------
Senior Debt Securities
------------------------ ---------------- --------------- ---------------- ---------------
Subordinated Debt
Securities
------------------------ ---------------- --------------- ---------------- ---------------
Warrants
------------------------ ---------------- --------------- ---------------- ---------------
        Total                                               $50,000,000        $4,045
------------------------ ---------------- --------------- ---------------- ---------------



1) The shares of common stock set forth in the calculation of registration fee table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the registrant's securities that may become issuable as a result of any stock splits, stock dividends or similar event.
2) An indeterminate number of or aggregate principal amount of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $50,000,000 or the equivalent thereof in one or more currencies or, if any debt securities are issued at any original issuance discount, such greater amount as shall result in net proceeds of $50,000,000 to the registrant.
3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
4) Includes consideration to be received by us for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

                         ____________________________

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

[FLAG]
The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


SUBJECT TO COMPLETION, DATED SEPTEMBER     , 2003

PRELIMINARY PROSPECTUS

                          GENELABS TECHNOLOGIES, INC.

                                 COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                   WARRANTS

                                  $50,000,000

         This prospectus relates to common stock, preferred stock, debt securities and warrants for debt and equity securities which we may sell from time to time in one or more offerings up to an aggregate public offering price of $50,000,000. We will provide specific terms of these sales in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

         You should consider carefully the risk factors beginning on page 4 of this prospectus before making a decision to purchase our securities.

         Our common stock is listed on the Nasdaq National Market under the symbol "GNLB." On September 4, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $1.72 per share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                       The date of this Prospectus is .

                               TABLE OF CONTENTS

                                  Prospectus




                                                                            Page
                                                                            ----

ABOUT THIS PROSPECTUS.....................................................     1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................     2
PROSPECTUS SUMMARY........................................................     3
RISK FACTORS..............................................................     4
FORWARD LOOKING STATEMENTS................................................    11
RATIO OF EARNINGS TO FIXED CHARGES........................................    12
USE OF PROCEEDS...........................................................    12
DILUTION..................................................................    12
DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER..........    13
DESCRIPTION OF THE DEBT SECURITITES WE MAY OFFER..........................    14
DESCRIPTION OF THE WARRANTS WE MAY OFFER..................................    19
PLAN OF DISTRIBUTION......................................................    20
VALIDITY OF SECURITIES....................................................    21
EXPERTS...................................................................    21
WHERE YOU CAN FIND MORE INFORMATION.......................................    21

                             ABOUT THIS PROSPECTUS

         This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the SEC. Under this shelf process, we may sell common stock, preferred stock, debt securities and warrants for debt and equity securities from time to time in one or more offerings up to an aggregate public offering price of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the headings "Incorporation of Certain Information By Reference" and "Where You Can Find More Information."

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. All filings by us pursuant to the Securities Exchange Act after the date of the initial registration statement and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus. The previously filed documents we incorporate by reference into this prospectus are:

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

         (b) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

         (c) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

         (d)   Our Current Report on Form 8-K filed August 14, 2003;

         (e)   Our Current Report on Form 8-K filed August 4, 2003;

         (f)   Our Current Report on Form 8-K filed June 10, 2003;

         (g)   Our Current Report on Form 8-K filed May 16, 2003;

         (h)   Our Current Report on Form 8-K filed May 5, 2003; and

         (i) Our Registration Statement on Form 8-A filed with the Commission on April 30, 1991 (File No. 000-19222).

We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of the documents you should contact Genelabs Technologies, Inc., 505 Penobscot Drive, Redwood City, CA 94063, telephone number (650) 369-9500, Attention: Corporate Secretary.

                              PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding our Company and the securities being registered appearing elsewhere in this prospectus.

         Genelabs Technologies, Inc., referred to as Genelabs or the Company, is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. Genelabs is pursuing regulatory approval of Prestara(TM), its investigational drug for women with systemic lupus erythematosus, a disease for which no new drug has been approved in the past 40 years and for which current therapies are not adequate. We are also pursuing the discovery of novel antimicrobial and antiviral compounds for treatment of infections that are not well treated with currently available drugs. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to be scientific pioneers and, if successful, we believe that these programs will yield products that will address diseases for which current therapies are inadequate. At the same time, our established capabilities can be utilized as we diversify our research and development programs.

         We have built drug discovery and clinical development capabilities that can support various research and development projects. We are concentrating our capabilities on:

         o     developing our late-stage product for lupus, Prestara(TM); and

         o discovering novel lead compounds that selectively inhibit replication of the hepatitis C virus, or HCV.

         An investment in Genelabs is subject to a number of risks and significant uncertainty. Genelabs currently estimates that its current cash resources are adequate to provide liquidity only into November 2003. Genelabs' auditors have included a going concern qualification in their opinion in the Genelabs Annual Report on Form 10-K for 2002. In the event that Genelabs is unable to raise additional funds, Genelabs may be required to commence bankruptcy or similar proceedings, which could result in no value to the holders of the Genelabs common stock. Alternatively, Genelabs may be required to license or sell is rights in Prestara in a manner that could be adverse to Genelabs and its stockholders. While we received an approvable letter from the FDA on our lead product Prestara in August 2002, the FDA is requiring us to conduct an additional clinical trial to confirm the positive effect of Prestara on bone mineral density of women with lupus who are receiving treatment with glucocorticoids. Genelabs may be unable to complete the clinical trial on a timely basis or at all, and, if completed, the results may not support the previous findings or may be unacceptable to the FDA. Genelabs' research programs are in an early stage of development and may not successfully produce commercial products. Genelabs may be unable to meet the requirements of the Nasdaq National Market System in the future. If Genelabs is unable to meet NASDAQ requirements, it may be delisted from the National Market System. If Genelabs is delisted from the Nasdaq National Market, it may apply for listing on the Nasdaq SmallCap System, but may fail to meet listing requirements or fail to maintain its eligibility for continued listing.

                        _____________________________


         Our principal executive offices are located at 505 Penobscot Drive, Redwood City, CA 94063, and our telephone number is (650) 369-9500. Our website is www.genelabs.com. The information on our website does not constitute part of this prospectus. As used in this prospectus, the words "we," "us," "our" "the Company" and "Genelabs" refer to Genelabs Technologies, Inc., a California corporation, and its wholly owned subsidiaries.

        Prestara(TM), Aslera(TM) and Anastar(TM) are trademarks of Genelabs.

                                 RISK FACTORS

         An investment in Genelabs common stock is subject to significant risk and uncertainty, which may result in a loss of all or part of an investment. Investors are cautioned to carefully review the risk factors below prior to making an investment in Genelabs.


                           RISKS RELATED TO GENELABS

If we cannot obtain additional funds, we will not be able to carry out our business plans.

         On September 4, 2003, Genelabs had cash, cash equivalents and short-term investment balances totaling approximately $4.0 million. Genelabs estimates that its current cash resources are adequate to provide liquidity only into November 2003. Genelabs' auditors have included a going concern qualification in their opinion in our Annual Report on Form 10-K for 2002 because there is substantial doubt about the Company's ability to continue as a going concern due to its historical negative cash flow and because the Company does not currently have sufficient committed capital to meet its projected operating needs for at least the next twelve months. In the event that Genelabs is unable to raise additional funds, Genelabs may be required to commence bankruptcy or similar proceedings, which could result in no value to the holders of the Genelabs common stock. Alternatively, Genelabs may be required to license or sell is rights in Prestara(TM) in a manner that could be adverse to Genelabs and its stockholders.

         Though we plan to seek additional funds, which may include the sale of equity, sale of long-term investments, establishment of corporate partnerships, funding under government grants, licensing of our clinical data or intellectual property, royalty-sharing and/or other arrangements, it is possible that none of these efforts to seek additional funds will be successful. The sale of additional equity would dilute existing shareholders. If we do not sell equity, we may have to seek other sources of capital, such as strategic alliances, which may require us to grant third parties rights to our intellectual property assets, or by adversely renegotiating the terms of our existing collaboration. We have also been engaged in efforts to divest our Singapore-based diagnostics business, which we refer to as GLD. We entered into an agreement to sell GLD in February 2003, which has been terminated by mutual agreement of the parties. We are currently negotiating with other potential purchasers of the business. We may also need to change our operating plans. Longer-term, we plan to fund our operations principally from royalties on sales of Prestara by marketing partners. However, Prestara may never receive FDA approval, and, if it does, we may never generate revenue from sales of Prestara. Although we are currently seeking to enter into licensing agreements for the marketing rights to Prestara in Europe and Japan, we may fail to enter into such license agreements on acceptable terms, if at all. We also may be unable to find buyers willing to purchase our equity or to license our products or technology on commercially favorable terms, if at all. The unavailability of additional funds would harm our business by delaying or preventing the development, testing, regulatory approval, manufacturing or marketing of our products and technologies.

         The following are illustrations of potential impediments to our ability to successfully secure additional funds:

         o our stock price and market capitalization are low, therefore there are limited funds we can raise through equity financings;

         o our ability to successfully complete an additional near-term equity financing will be more difficult due to Nasdaq requirements that may require us to obtain shareholder approval as a condition to such financings and will be further impacted should we become unable to meet Nasdaq's listing requirements;

         o our ability to find a European marketing partner for Prestara would be negatively impacted if we receive indications that the EMEA's review of our MAA is unlikely to result in approval of our application; and

         o our research programs are in an early stage, therefore there are fewer opportunities to enter into collaborations with other companies and up-front payments for early-stage pharmaceutical research collaborations are generally smaller for projects that are further from potential marketability.

         FDA actions with respect to our NDA for Prestara will have a material impact on our ability to successfully secure funding, the amount and terms of funding available and our ability to successfully secure such funding. If Prestara(TM) is ultimately approved for marketing in the U.S., Genelabs may receive a milestone payment of up to $45 million and significant royalties on Watson's net sales of Prestara. However, the FDA may never approve Prestara and, even if they do, we may never receive a milestone payment or royalties on net sales.

         Additional funds for our research and development activities may not be available on acceptable terms, if at all. The unavailability of additional funds could delay or prevent the development, approval or marketing of some or all of our products and technologies, which would have a material adverse effect on our business, financial condition and results of operations.

We have incurred losses each year since our inception and may not be profitable in the near future or at all.

         We have incurred losses each year since our inception and have accumulated approximately $193 million in net losses through June 30, 2003, including a net loss of $8.5 million in the first half of 2003 and $16 million in the year ended December 31, 2002. In 2003 we have been consuming, and currently expect to continue to consume, cash at an average rate of approximately $1.5 million per month. If the FDA approves Prestara, we anticipate realizing a net loss at least until Prestara is sufficiently accepted by the market, and we may never achieve profitability. If the FDA does not approve Prestara, we may never be profitable and our revenues may never be sufficient to fund operations.

If the results of our confirmatory clinical trial of Prestara(TM), Genelabs' drug candidate for systemic lupus erythematosus, are not positive, the FDA will not approve Prestara and our business prospects will suffer because the U.S. royalties for Prestara are the most significant near-term source of potential revenue.

         Genelabs has focused its development efforts to date on conducting clinical trials for an investigational new drug, Prestara, also referred to as GL701, Aslera(TM) and Anastar(TM), for the treatment of women with systemic lupus erythematosus, or lupus. Lupus is a severe, chronic and debilitating autoimmune disease that can affect the musculoskeletal and nervous systems, lungs, heart, kidneys, skin and joints. Prestara is a pharmaceutical formulation containing highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone or DHEA, a naturally occurring hormone.

         Before our North American partner, Watson Pharmaceuticals, Inc., can market Prestara in the United States, the FDA must approve the Prestara New Drug Application, or NDA, submitted by Genelabs. In 2000, we submitted the NDA for Prestara to the FDA. In 2001 we received a letter from the FDA stating that the Prestara NDA was not approvable, listing deficiencies that must be addressed before the NDA could be approved. Throughout 2001 we worked with the FDA to respond to these issues. In 2002 we received an approvable letter which, among other things, requires us to conduct an additional clinical trial to confirm the positive effect of Prestara we previously noted on the bone mineral density of women with lupus who are receiving treatment with glucocorticoids. Even if the results of our clinical trial are positive, the FDA still has the authority to decline to approve Prestara. Genelabs' business plans depend on FDA approval of Prestara in the United States, and if the clinical trial currently underway does not confirm our previous findings or if significant and new safety issues emerge, the FDA will not approve our new drug application in a timely manner, if at all, and our business would suffer because 1) we would not be entitled to a milestone payment from Watson and 2) royalties we are entitled to receive from Prestara sales in the United States are our most significant near-term source of potential revenue.

If we are unable to find a European marketing partner for Prestara(TM) our business prospects will suffer because we do not have capabilities to market Prestara in Europe ourselves and we would lose a significant near-term source of revenue.

         Because we have limited sales, marketing and distribution capabilities and no established presence in Europe, our business plans include licensing the European marketing rights to Prestara to a larger pharmaceutical or biotechnology company with established marketing capabilities. If we are unable to find a European marketing partner, we would not be able to launch Prestara in Europe in a timely manner, if at all, even if it is approved. Our business would suffer because we would not be able to generate revenue from Prestara in Europe.

If the FDA and the EMEA do not approve Prestara(TM) for marketing, our business prospects will suffer because Prestara is our only near-term source of potential revenue.

         Before our North American partner, Watson, and any potential European partner can market Prestara in their respective territories, appropriate regulatory agencies must review and approve applications seeking to market the investigational drug which have been submitted by Genelabs. Our business plans depend on approval of Prestara in both the United States and in Europe. If the regulatory agencies do not approve one or both of our applications in a timely manner, our business would suffer because we have no other near-term source of potential revenue.

         If the regulatory agencies determine that Prestara can only be approved with significant additional requirements and we determine that it is not feasible for us to satisfy one or more of the requirements requested, we could be forced to abandon the development of Prestara. We cannot predict whether the regulatory agencies will require the submission of additional data in order to approve our applications, what these requirements may be, whether we will be successful in responding to requests from these agencies for additional requirements or whether there will be additional substantial obstacles to, or delays in, our development of Prestara for lupus.

         Similar regulatory requirements exist in Japan and elsewhere in the world. Genelabs has not conducted any clinical trials for Prestara for lupus in other countries. We plan to enter into collaborations or licensing agreements for commercializing Prestara in other areas with pharmaceutical companies that have resources greater than Genelabs. If we do not enter into these agreements, we may not be able to sell, or might face delays related to commercial introduction of, Prestara in these other territories, because we lack the necessary resources.

If Prestara(TM) is approved in the United States or Europe but does not gain sufficient market acceptance, our business will suffer because we would not receive anticipated royalties to fund future operations.

         A number of factors may affect the market acceptance of Prestara for lupus, even if it is approved, including:

         o availability and level of reimbursement by insurance companies or government programs such as Medicaid;

         o the price of Prestara relative to other drugs for lupus treatment;

         o the perception by patients, physicians and other members of the health care community of the effectiveness and safety of Prestara for the treatment of lupus;

         o the effectiveness of sales and marketing efforts by our licensees;

         o     side effects;

         o competition from other prescription and over-the-counter products; and

         o unfavorable publicity concerning Prestara or other drugs on the market.

         In addition, if regulatory authorities fail to restrict the sale of dietary supplement DHEA products, which do not require a prescription, the market may not accept Prestara. A number of dietary supplement manufacturers market products containing DHEA as dietary supplements in the United States. Prestara contains highly purified prasterone, the synthetic equivalent of DHEA, as the active ingredient. The body produces DHEA, an androgenic hormone or steroid hormone that develops and maintains masculine characteristics, which is not a component of the diet. While we have consistently maintained that a governmental entity should regulate DHEA as a drug and as a controlled substance, neither the FDA nor the Drug Enforcement Agency, or DEA, has taken any specific action to date to limit or regulate the sale of dietary supplement DHEA. The FDA and DEA may not wish to, or may be unable to, regulate DHEA in the future. We have submitted documentation to the FDA requesting clarification of DHEA's status as a drug and removal from the market as a dietary supplement. We have also submitted documentation to the DEA requesting clarification of DHEA's status as an anabolic steroid, a steroid that promotes the storage of protein and growth of tissue. Anabolic steroids are scheduled as controlled substances. If the FDA restricts the marketing of DHEA as a dietary supplement or the DEA agrees that DHEA is an anabolic steroid, DHEA may no longer be publicly available as a dietary supplement. In the event that Prestara receives FDA approval, the concurrent sale of these dietary supplement products could significantly adversely affect or significantly limit the market for or the selling price of Prestara.

Our outside suppliers and manufacturers for Prestara(TM) are subject to regulation, including by the FDA, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers which could delay supply of product to the market.

         Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers and manufacturers costly and time consuming. We rely on a single supplier of prasterone, the active ingredient in Prestara, and we rely on a single finished product manufacturer, Patheon Inc., for production of Prestara capsules and for packaging. The disqualification of these suppliers and manufacturers through their failure to comply with regulatory requirements could negatively impact our business because of delays and costs in obtaining and qualifying alternate suppliers. We have no internal manufacturing capabilities for pharmaceutical products and are entirely dependent on contract manufacturers and suppliers for the manufacture of Prestara as a finished product and for its active ingredient.

         Our manufacturing and supply agreement with Patheon for Prestara capsules has an initial term through December 31, 2008, and is renewable for three-year terms thereafter, unless either party provides the other with twelve months' notice prior to the end of the then-current term. The Patheon manufacturing supply agreement also provides for termination by either party upon failure of the other party to remedy a material breach within sixty days or upon bankruptcy of the other party; by us in the event of an action preventing us from importing, exporting, purchasing or selling the product; or by Patheon on six months' prior notice if we assign the agreement to an assignee that is not acceptable to Patheon. Our supply agreement for prasterone, the active ingredient in Prestara, has an initial term through August 27, 2005 and is automatically renewed for one-year periods unless either party provides the other with two years' notice. The supplier may not terminate without cause during the initial term. The active ingredient supply agreement also provides for termination by either party upon failure of the other party to remedy a material breach within sixty days or upon bankruptcy of the other party.

         We believe that we are current in all material obligations under both of these agreements. In the event of termination or expiration of one or both of these agreements, we believe that we would be able to find alternative suppliers, however, we may not be able to secure these arrangements in a timely manner or on favorable terms and the amount of time and expense involved in transferring the process of manufacture, and receiving regulatory qualifications, could negatively impact the timing or probability of approval of our NDA, or if the product is approved by the FDA, the supply of the product to the market.

         The FDA requires the existence of at least one qualified manufacturer before it will approve a drug for commercialization. If we fail to maintain a relationship with at least one qualified supplier of prasterone and at least one qualified manufacturer of the Prestara finished pharmaceutical product it would negatively impact our business because the NDA could not be approved by the FDA. If our NDA is approved and our supplier or manufacturer fails to meet and maintain compliance with FDA requirements or if they fail to manufacture Prestara active ingredient, capsules and packaging as required for our needs, we may not be able to ship product in a timely manner, if at all.

This failure could negatively impact our relationships with customers and would harm sales of Prestara. The following could harm our ability to manufacture and market Prestara:

         o the unavailability of adequate quantities of the active ingredient for commercial sale;

         o     the loss of a supplier's or manufacturer's regulatory approval;

         o the failure of a supplier or manufacturer to meet regulatory agency pre-approval inspection requirements;

         o the failure of a supplier or manufacturer to maintain compliance with ongoing regulatory agency requirements;

         o the inability to develop alternative sources in a timely manner or at all;

         o     an interruption in supply of prasterone or finished product;
               and

         o competing demands on the contract manufacturer's capacity, for example, shifting manufacturing priorities to their own products or more profitable products for other customers.

         We are dependent on Watson Pharmaceuticals to market Prestara(TM) in North America and if Prestara is approved by the FDA and they fail to meet expected levels of sales our business will suffer.

         We must rely on Watson to market Prestara in North America. Because royalties from sales of Prestara would be our primary near-term source of revenue, successful marketing, promotion and distribution of this product in the United States are critical to our success. Though Genelabs has the right to co-promote the product in the United States beginning the third calendar year after the first commercial sale of the product by Watson, we currently have limited internal sales, marketing and distribution capabilities and are entirely dependent on Watson to promote Prestara. If Prestara is approved by the FDA and Watson fails to promote Prestara, our business will suffer because we will not receive anticipated revenue from product sales. Though the agreement with Watson requires them to use commercially reasonable efforts to promote the sale, marketing and distribution of the product in their territory, it does not prevent them from marketing competing products should they become available. Our agreement with Watson provides us with the right to terminate the agreement or make it non-exclusive in the event that Watson fails to meet specified minimum sales requirement or materially breaches the agreement; however, it may be difficult or impossible to find a marketing partner to replace Watson should they breach the agreement or fail to meet these minimum requirements.

         Our ability to market Prestara in Europe will depend upon our ability to obtain a European partner. Similar to the United States, successful marketing, promotion and distribution of this product in Europe are important to our success. As we have limited capabilities and will rely on our potential future European partner for marketing, promotion and distribution, if they fail to promote Prestara our business will suffer because we will not receive anticipated revenue from product sales.

If we are unable to obtain patents or protect our intellectual property rights, we would lose competitive advantage.

         Agency or court proceedings could invalidate our current patents, or patents that issue on pending applications. Our business would suffer if we do not successfully defend or enforce our patents, which would result in loss of proprietary protection for our technologies and products. Patent litigation may be necessary to enforce patents to determine the scope and validity of our proprietary rights or the proprietary rights of another.

         The active ingredient in Prestara is prasterone, more commonly known as dehydroepiandrosterone, or DHEA. DHEA is a compound that has been in the public domain for many years. It is not possible to obtain patent protection for the chemical compound anywhere in the world. Genelabs licensed two United States patents covering uses of DHEA in treating lupus from Stanford University in 1993. The Stanford patents expire in 2015 and the license expires when the patents expire. In addition, we have filed patent applications covering additional uses for

Prestara and various pharmaceutical formulations and intend to file additional applications as appropriate. We have filed patent applications covering compounds from our drug discovery programs; however, no patents are currently issued. A number of patents have issued covering Genelabs' drug discovery technologies and methods related to selective regulation of gene expression and the control of viral infections. A number of patent applications are pending.

         If another company successfully brings legal action against us claiming our activities violate, or infringe, their patents, a court may require us to pay significant damages and prevent us from using or selling products or technologies covered by those patents. Others could independently develop the same or similar discoveries and may have priority over any patent applications Genelabs has filed on these discoveries. Prosecuting patent priority proceedings and defending litigation claims can be very expensive and time-consuming for management. In addition, intellectual property that is important for advancing our drug discovery efforts or for uses for the active ingredient in Prestara owned by others might exist that we do not currently know about now or in the future. We might not obtain licenses to a necessary product or technology on commercially reasonable terms, or at all, and therefore, we may not pursue research, development or commercialization of promising products.

Our research programs are in an early stage and may not successfully produce commercial products.

         Pharmaceutical discovery research is inherently high-risk because of the high failure rate of projects. To date, our research has been focused on a limited number of mechanisms which have not been proven as a viable mechanism of drug action, such as DNA-binding. Although we have identified an antifungal compound that has met our criteria for advancement to preclinical status, we have not begun preclinical development work on any compounds from our drug discovery programs. Genelabs' product candidates, other than Prestara, are in an early stage of research. The goal of our research programs is to discover novel chemical compounds and develop them into drugs. All of our research projects may fail to produce commercial products.

         If Genelabs discovers compounds that have the potential to be drugs, public information about our research success may lead other companies with greater resources to focus more efforts in areas similar to ours. Genelabs has limited human and financial resources. Creation of the type of compounds we seek to discover requires sophisticated and expensive lab equipment and facilities, a team of scientists with advanced scientific knowledge in many disciplines such as chemistry, biochemistry and biology, and time and effort. Large pharmaceutical companies have access to the latest equipment and have many more personnel available to focus on solving particular research problems, including those that Genelabs is investigating. Therefore, even if our research programs are successful, we have a competitive disadvantage.

                                INDUSTRY RISKS

Our activities involve hazardous materials and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

         Our research and development activities involve the controlled use of hazardous materials, including infectious agents, chemicals and various radioactive compounds. Our organic chemists use solvents, such as chloroform, isopropyl alcohol and ethanol, corrosives such as hydrochloric acid and other highly flammable materials, some of which are pressurized, such as hydrogen. We use the following radioactive compounds in small quantities under license from the State of California, including Carbon(14), Cesium(137), Chromium(51), Hydrogen(3), Iodine(125), Phosphorus(32), Phosphorus(33) and Sulfur(35). Our biologists use biohazardous materials, such as bacteria, fungi, parasites, viruses and blood and tissue products. We also handle chemical, medical and radioactive waste, byproducts of our research, through licensed contractors. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Federal, state and local governments may adopt additional laws and regulations affecting us in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, current or future laws or regulations.

         Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, state or federal authorities may curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under state or federal statutes. While we believe that the amount of general liability insurance we carry, $6 million, is sufficient for typical risks regarding our handling of these materials, it may not be sufficient to cover extraordinary or unanticipated events. We do not specifically insure against environmental liabilities. Additionally, an accident could damage, or force us to shut down, our research facilities and operations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

         Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. We may become subject to product liability claims if someone alleges that the use of our products, such as Prestara for lupus, if approved, injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. Although we currently have insurance coverage in amounts that we believe are customary for companies of our size and industry and sufficient for risks we typically face, we may not be able to maintain this type of insurance for any of our clinical trials or in a sufficient amount. We currently maintain $5 million of product liability insurance for claims arising from the use of our products in clinical trials. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which could harm our business by requiring us to use our resources to pay potential claims.

                                 MARKET RISKS

Because our stock is volatile, the value of your investment in Genelabs may substantially decrease.

         The market price of our common stock, like the stock prices of many publicly traded biopharmaceutical companies, has been and will probably continue to be highly volatile. Between January 1, 2002 and December 31, 2002, the price of our common stock fluctuated between $0.63 and $3.55 per share. Between January 1, 2003 and September 4, 2003, the price of our common stock fluctuated between $1.12 and $2.10 per share. In addition to the factors discussed in this Risk Factors section, a variety of events can impact the stock price, including the low percentage of institutional ownership of our stock, which contributes to lack of stability for the stock price. The availability of a large block of stock for sale in relation to our normal trading volume could also result in a decline in the market price of our common stock.

         In addition, numerous events occurring outside of our control may also impact the price of our common stock, including market conditions related to the biopharmaceutical industry. Other companies have defended themselves against securities class action lawsuits following periods of volatility in the market price of their common stock. If a party brings this type of lawsuit against us, it could result in substantial costs and diversion of management's time.

Because we may not continue to qualify for listing on the Nasdaq quotation system, the value of your investment in Genelabs may substantially decrease.

         Genelabs may be unable to meet the requirements of the Nasdaq National Market System in the future. To maintain its listing on the Nasdaq National Market, Genelabs is required, among other things, to either maintain stockholders' equity of at least $10 million or a market value of at least $50 million, as well as to maintain a bid price of at least $1.00 per share of common stock. If Genelabs is unable to meet these requirements, it may be delisted from the National Market System. If delisted from the Nasdaq National Market, Genelabs might apply for listing on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market, however, also has listing requirements, which Genelabs may fail to meet for initial listing or with which Genelabs may fail to maintain compliance. Delisting from the National Market System could adversely affect the trading price of our common stock, and delisting from the Nasdaq SmallCap Market would significantly limit the liquidity of our common stock and would adversely affect its trading price.

                          FORWARD LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements herein that are not statements of historical fact may be deemed to be forward-looking statements including, but not limited to, Genelabs' estimates with respect to its cash resources and related matters. We may identify these statements by the use of words such as believe, expect, anticipate, intend, potential, strategy, plan, and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties. Our actual results may differ materially from those set forth in these forward-looking statements as a result of a number of different factors, including those described under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements include, among others, statements regarding:

         o estimates relating to our cash resources and our ability to obtain additional funding for our business plans;

         o our ability to complete the divestment of our diagnostics business on a timely basis, if at all;

         o estimates relating to the timing and completion of our pending clinical trials;

         o     the results of our confirmatory clinical trial of Prestara(TM);

         o potential FDA actions with respect to our NDA for Prestara, including whether or not the Prestara NDA ultimately will receive marketing approval;

         o if the NDA for Prestara is ultimately approved, our plans and ability to successfully commercialize Prestara for systemic lupus erythematosus;

         o our ability to secure European and Japanese partners for Prestara;

         o     our ability to obtain approval of Prestara in Europe;

         o our ability to secure and defend intellectual property rights important to our business; and

         o the potential success of our research efforts, including our ability to identify compounds for preclinical development.

All statements in this Registration Statement on Form S-3 that are not historical are forward-looking statements and are subject to risks and uncertainties, including those set forth in the Risk Factors section, and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this Registration Statement on Form S-3 are made as of the date hereof. We assume no obligation to update any such forward-looking statement for subsequent events or any reason why actual results might differ, except as required by the Securities Act.

                      RATIO OF EARNINGS TO FIXED CHARGES

         Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2002 and in the six-month period ended June 30, 2003. "Earnings" consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. "Fixed charges" consist of interest expense and the portion of operating lease expense that represents interest. The extent to which earnings were insufficient to cover fixed charges is as follows:

                                    Six Months            Year Ended December 31,
                                       Ended     ----------------------------------------------------
                                    June30,2003     2002      2001      2000        1999       1998
                                    -----------     ----      ----      ----        ----       ----
                                                                  (in thousands)
                                                 ---------------------------------------------------
Deficiency of earnings available
   to cover fixed charges            $(8,674)    $(16,080)  $(13,287)  $(12,282)  $(10,139)   $(6,494)




                                USE OF PROCEEDS

         Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. In addition, we may use a portion of any net proceeds to acquire complementary products, product candidates or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

                                   DILUTION

         If we offer shares of our common stock, your interest would be diluted to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after such offering. Our net tangible book value per share as of June 30, 2003 is $0.03. We calculate net tangible book value per share by dividing net tangible book value, which equals total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

         Assuming a public offering of $15 million in the aggregate at the assumed public offering price of $1.72 per share, our as adjusted net tangible book value at June 30, 2003 would have been $0.24 per share. This represents an immediate increase in the net tangible book value per share of $0.21 per share to existing stockholders and an immediate dilution of $1.48 per share to new investors purchasing shares of common stock in this offering.

         The following table illustrates this dilution on a per share basis:


       Assumed public offering price per share...........   ~~           $1.72

           Net tangible book value per share as
                 of June 30, 2003........................                $0.03

           Increase per share attributable to
                 new investors...........................                $0.21

       As adjusted net tangible book value per share
       after this offering...............................    ~~          $0.24

       Dilution per share to new investors...............    ~~          $1.48



         To the extent that outstanding options, convertible debt or warrants are exercised, there may be further dilution to new investors.

       DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER

         The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete. For the complete terms of our common stock and preferred stock, please refer to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, the certificate of designation which will be filed with the Securities and Exchange Commission for each series of preferred stock we may designate, if any.

         We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Common Stock

         Under our Amended and Restated Articles of Incorporation we may issue up to one hundred twenty five million (125,000,000) shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Genelabs, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

         Our common stock is listed on the Nasdaq National Market under the symbol "GNLB." The transfer agent and registrar for our common stock is Mellon Investor Services, 85 Challenger Road, Ridgefield Park, New Jersey 07660.

Preferred Stock

         Under our Amended and Restated Articles of Incorporation we may issue up to four million nine hundred ninety thousand (4,990,000) shares of preferred stock. No shares of preferred stock or options to purchase preferred stock are currently outstanding. Our board of directors has the authority, without further action by the stockholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

         The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Genelabs without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

         Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

         o     the number of shares in the series of preferred stock;

         o the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

         o the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

         o     the voting rights of that series of preferred stock, if any;

         o any conversion provisions applicable to that series of preferred stock;

         o any redemption or sinking fund provisions applicable to that series of preferred stock;

         o the liquidation preference per share of that series of preferred stock, if any; and

         o the terms of any other preferences or rights, if any, applicable to that series of preferred stock.


                DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

         The following description of the debt securities we may offer, together with the additional information included in any prospectus supplement, describes the material terms and conditions of this type of security but is not complete. For a more detailed description of the terms of the debt securities, please refer to the indenture between Genelabs and a trustee to be selected, relating to the issuance of the senior notes, and the indenture between Genelabs and a trustee to be selected, relating to issuance of the subordinated notes. We have filed or will file those documents with the SEC as exhibits to the registration statement of which this prospectus is a part.

         We will describe in a prospectus supplement the specific terms of any debt securities we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such debt securities may differ from the terms described below.

         The senior notes will be issued under one or more senior indentures to be entered into between Genelabs and the trustee named in the senior indenture. The subordinated notes will be issued under one or more subordinated indentures to be entered into between Genelabs and the trustee named in the subordinated indenture. As used herein, the term "indentures" refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. As used herein, the term "trustee" refers to either the senior trustee or the subordinated trustee, as applicable.

         The following summaries of certain material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indentures applicable to a particular series of debt securities, including the definitions therein of certain terms. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

         Each prospectus supplement will describe the following terms relating to each series of notes that we may issue:

         o     the title;

         o whether the notes are senior debt securities or subordinated debt securities and the terms of subordination;

         o     any limit on the amount that may be issued;

         o whether or not such series of notes will be issued in global form, the terms and who the depositary will be;

         o     the maturity date(s);

         o the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s) or the method for determining such date(s);

         o     the place(s) where payments shall be payable;

         o Genelabs's right, if any, to defer payment of interest and the maximum length of any such deferral period;

         o the date, if any, after which, and the price(s) at which, such series of notes may, pursuant to any optional redemption provisions, be redeemed at Genelabs's option, and other related terms and provisions;

         o the date(s), if any, on which, and the price(s) at which Genelabs is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, such series of notes and other related terms and provisions;

         o the denominations in which such series of notes will be issued, if other than denominations of $1,000 and any integral multiple thereof;

         o any addition to, or modification or deletion of, any event of default or any covenant of Genelabs specified in the applicable indenture with respect to such series of notes;

         o terms and conditions, if any, pursuant to which such series of notes are secured; and

         o     any other terms.


         The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

         o is issued at a price lower than the amount payable upon its stated maturity; and

         o provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

         U.S. federal income tax considerations applicable to debt securities sold at an original issue discount security will be described in the applicable prospectus supplement. In addition, U.S. federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

         Under the indentures, Genelabs will have the ability, in addition to the ability to issue debt securities, with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by us. All such debt securities including those issued pursuant to such reopening shall vote together as a single class.

Conversion or Exchange Rights

         The terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of Genelabs will be set forth in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Genelabs, and may include provisions pursuant to which the number of shares of common stock or other securities of Genelabs to be received by the holders of such series of notes would be subject to adjustment.

Consolidation, Merger or Sale

         Unless otherwise noted in a prospectus supplement, the indentures will not contain any covenant which restricts the ability of Genelabs to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets. However, any successor or acquirer of such assets must assume all of the obligations of Genelabs under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

         The following will be events of default under the indentures with respect to any series of notes issued:

         o failure to pay interest when due and such failure continues for thirty (30) days and the time for payment has not been extended or deferred;

         o     failure to pay the principal (or premium, if any) when due;

         o failure to observe or perform any other covenant contained in the applicable series of notes or the indentures (other than a covenant specifically relating to another series of notes), and such failure continues for ninety (90) days after Genelabs receives notice from the trustee or holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series;

         o if the series of notes is convertible into shares of common stock or other securities of Genelabs, failure by Genelabs to deliver common stock or the other securities when the holder or holders of such securities elect to convert the debt securities into shares of common stock or other securities of Genelabs; and

         o certain events of bankruptcy, insolvency or reorganization of Genelabs.

         The supplemental indenture or the form of note for a particular series of notes may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of notes, see the prospectus supplement relating to such series.

         If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series, by notice in writing to Genelabs (and to the debenture trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

         The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest (unless such default or event of default has been cured in accordance with the indenture).

         Any such waiver shall cure such default or event of default.

         Subject to the terms of the indentures (as supplemented), if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

         o     it is not in conflict with any law or the applicable indenture;

         o the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

         o subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

         A holder of the notes of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies if:

         o the holder has given written notice to the trustee of a continuing event of default with respect to that series;

         o the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

         o the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within sixty (60) days after such notice, request and offer.

         These limitations do not apply to a suit instituted by a holder of notes if Genelabs defaults in the payment of the principal, premium, if any, or interest on, the notes.

         Genelabs will periodically file statements with the trustee regarding its compliance with certain of the covenants in the indentures.

Modification of Indenture; Waiver

         Genelabs and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

         o to cure any ambiguity, defect or inconsistency in such indenture;

         o to change anything that does not materially adversely affect the interests of any holder of notes of any series;

         o to provide for the assumption by a successor person or the acquirer of all or substantially all of the assets of Genelabs of the obligations of Genelabs under such indenture;

         o to add to the covenants of Genelabs for the benefit of holders of notes of any series or to surrender any right or power conferred upon Genelabs; and

         o to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

         In addition, under the indentures, the rights of holders of a series of notes may be changed by Genelabs and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding notes affected:

         o     changing the fixed maturity of such series of notes; or

         o reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any such notes.

In addition, any reduction in the percentage of principal amount of notes, the holders of which are required to consent to any amendment, modification or waiver under the applicable indenture will require the affirmative consent of at least the percentage of notes which would originally have been required to make such consent, modification or waiver effective.

Form, Exchange and Transfer

         The notes of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by Genelabs and identified in a prospectus supplement with respect to such series.

         At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

         Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by Genelabs or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by Genelabs for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but Genelabs may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by Genelabs for any notes will be named in the applicable prospectus supplement. Genelabs may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Genelabs will be required to maintain a transfer agent in each place of payment for the notes of each series.

         If the notes of any series are to be redeemed, Genelabs will not be required to:

         o issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business fifteen (15) days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

         o register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

Information Concerning the Trustee

         The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically set forth in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

         Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for such interest.

         Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by Genelabs, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as Genelabs's sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by Genelabs for the notes of a particular series will be named in the applicable prospectus supplement. Genelabs will be required to maintain a paying agent in each place of payment for the notes of a particular series.

         All moneys paid by Genelabs to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to Genelabs, and the holder of the security thereafter may look only to Genelabs for payment thereof.

Governing Law

         The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York.

Subordination of Subordinated Notes

         The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of Genelabs's other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which Genelabs may issue, nor does it limit Genelabs from issuing any other secured or unsecured debt.

                   DESCRIPTION OF THE WARRANTS WE MAY OFFER

         We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

         The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

         o     the title of the warrants;

         o     the aggregate number of the warrants;

         o     the price or prices at which the warrants will be issued;

         o the currencies in which the price or prices of the warrants may be payable;

         o the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

         o the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

         o if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

         o the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

         o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

         o the minimum or maximum amount of the warrants which may be exercised at any one time;

         o     information with respect to book-entry procedures, if any;

         o     a discussion of any federal income tax considerations; and

         o any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                             PLAN OF DISTRIBUTION

         We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Genelabs, any underwriting discounts and other items constituting underwriters' compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

         If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

         If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

         The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

         Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

         Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

         If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

         Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on Nasdaq. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by Genelabs for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

                            VALIDITY OF SECURITIES

         The validity of the common stock, preferred stock, debt securities and warrants to purchase debt or equity securities offered pursuant to this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, special counsel to Genelabs Technologies, Inc.

                                    EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report (which contains an explanatory paragraph relating to Genelabs' ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in the prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we must file reports and other information with the Securities and Exchange Commission. All reports and other information, filed with the SEC are available to you over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any documents we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for more information about the SEC's public reference facilities.

         You also may find information about us at our website, http://www.genelabs.com. The information on our website does not constitute part of this prospectus. We make available, free of charge, through our internet website copies of our annual report on Form 10-K and quarterly reports on Form 10-Q and amendments to those reports, if any, filed or furnished pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC.

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
         -------------------------------------------

         The following table sets forth the costs and expenses payable by the Registrant in connection with the offerings described in this registration statement. In addition to the costs and expenses set forth below, we will pay any selling commissions and brokerage fees and any applicable taxes and fees and disbursements ("Sales Fees") with respect to securities registered by this prospectus which we may sell, but these fees cannot be predicted with any certainty at this time due to the uncertainty as to the number of such securities. All of the amounts shown are estimates, except the Securities and Exchange Commission ("SEC") registration fee.



         SEC registration fee...........................        $4,045
         Legal fees and expenses........................        10,000
         Accounting fees and expenses...................         5,000
         Nasdaq fees                                            22,500
         Miscellaneous expenses.........................        23,455
                                                            ------------
         Total..........................................       $65,000
                                                            ============


Item 15.  Indemnification of Directors and Officers
          -----------------------------------------

Our Amended and Restated Articles of Incorporation, our Bylaws and certain agreements to which we are a party require us to indemnify our directors, officers, employees and agents to the fullest extent permitted by California law.

Based on such indemnification provisions, pursuant to Section 204 of the General Corporation Law of the State of California, our directors will not be personally liable to the Company or to our shareholders for monetary damages for breach or alleged breach of the directors' duty of care or for conduct constituting negligence (or gross negligence) in the exercise of their fiduciary duties. Our directors will continue to be subject to personal liability to the company and our shareholders, however, for:

         o     any breach of his or her duty of loyalty;

         o any acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

         o     any illegal payments of dividends; and

         o any approval of any transaction from which a director derives an improper personal benefit.

These provisions have no effect on claims against any of our directors in his or her capacity as an officer.

Section 317 of the California Code has been interpreted to provide for the indemnification of directors, officers, employees and agents against liability and the entitlement to reimbursement of expenses incurred, under certain circumstances, for claims arising under the Securities Act. The Commission has adopted the position, however, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We currently maintain an insurance policy on behalf of our directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as our director or officer.

Item 16.   Exhibits
           --------

Exhibit
Number         Description of Exhibit
------         ----------------------
1.1            Form of Equity Underwriting Agreement*
1.2            Form of Debt Underwriting Agreement*
3.1 (1)        Registrant's Amended and Restated Articles of Incorporation
3.2 (2)        Registrant's Amended and Restated Bylaws
4.1 (3)        Specimen Certificate for Registrant's Common Stock
4.2            Form of Senior Indenture (including form of Senior Note)
4.3            Form of Subordinated Indenture (including form of Subordinated
               Note)
4.4            Form of Certificate of Designation for the preferred stock
               (together with specimen of preferred stock certificate)*
4.5            Form of Warrant Agreement (together  with form of Warrant
               Certificate)
5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
12.1           Statement of Computation of Ratio of Earnings to Fixed Charges
23.1           Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1)
23.2           Consent of Ernst & Young LLP, Independent Auditors
24.1           Powers of Attorney (included on signature page herein).
25.1           Form T-l  Statement  of  Eligibility  of Trustee  for Senior
               Indenture under Trust Indenture Act of 1939*
25.2           Form T-l Statement of Eligibility of Trustee for
               Subordinated Indenture under the Trust Indenture Act of 1939*

______________
               * To be filed by amendment, by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.


                  (1) Incorporated by reference to Exhibit 3.01 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

                  (2) Incorporated by reference to Exhibit 3.02 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

                  (3) Incorporated by reference to Exhibit 4.01 to the Registrant's Registration Statement on Form S-1 filed with the Commission on April 29, 1991 (File No. 33-40120).

Item 17.   Undertakings
           ------------

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        We hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         We hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Genelabs Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, as of September 5, 2003.



                                     GENELABS TECHNOLOGIES, INC.

                                     By its Principal Executive Officer:


                                     /s/ Irene A. Chow, Ph.D.
                                     --------------------------------------
                                     Name:    Irene A. Chow, Ph.D.
                                     Title:   Chairman of the Board and
                                              Chief Executive Officer


                                     By its Principal Financial
                                     and Accounting Officer:

                                     /s/ Matthew M. Loar
                                     --------------------------------------
                                     Name:    Matthew M. Loar
                                     Title:   Chief Financial Officer


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Irene A. Chow and Matthew M. Loar, and each of them individually (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney-in-fact may deem necessary or advisable under the Securities Act of 1933, and any rules regulations and requirements of the Securities Exchange Commission in connection with the registration of these securities of the registrant, including to sign this registration statement and any and all amendments (including post-effective amendments) and additions to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of September 5, 2003.



Signature                           Title
---------                           -----

/s/ Irene A. Chow, Ph.D.            Chairman of the Board, Chief Executive
----------------------------        Officer and Director
Irene A. Chow, Ph.D.               (Principal Executive Officer)

/s/ Matthew M. Loar                 Chief Financial Officer
----------------------------        (Principal Financial and Accounting Officer)
Matthew M. Loar


/s/ J. Richard Crout, M.D.           Director
----------------------------
J. Richard Crout, M.D.


/s/ Arthur Gray, Jr.                 Director
----------------------------
Arthur Gray, Jr.

/s/ H.H. Haight                      Director
----------------------------
H.H. Haight

/s/ Alan Y. Kwan                     Director
----------------------------
Alan Y. Kwan

/s/ James A.D. Smith                 President and Director
----------------------------
James A.D. Smith



-----------------------------        Director
Nina K. Wang

                             Index to the Exhibits

Exhibit
Number         Description of Exhibit
------         ----------------------
1.1            Form of Equity Underwriting Agreement*
1.2            Form of Debt Underwriting Agreement*
3.1 (1)        Registrant's Amended and Restated Articles of Incorporation
3.2 (2)        Registrant's Amended and Restated Bylaws
4.1 (3)        Specimen Certificate for Registrant's Common Stock
4.2            Form of Senior Indenture (Including form of Senior Note)
4.3            Form of Subordinated Indenture (Including form of Subordinated
               Note)
4.4            Form of Certificate of Designation for the preferred stock
               (together with specimen of preferred stock certificate)*
4.5            Form of Warrant Agreement (together  with form of Warrant
               Certificate)
5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
12.1           Statement of Computation of Ratio of Earnings to Fixed Charges
23.1           Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1)
23.2           Consent of Ernst & Young LLP, Independent Auditors
24.1           Powers of Attorney (included on signature page herein).
25.1           Form T-l  Statement  of  Eligibility  of Trustee  for Senior
               Indenture under Trust Indenture Act of 1939*
25.2           Form T-l Statement of Eligibility of Trustee for
               Subordinated Indenture under the Trust Indenture Act of 1939*

______________
              * To be filed by amendment, by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

                  (1) Incorporated by reference to Exhibit 3.01 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

                  (2) Incorporated by reference to Exhibit 3.02 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

                  (3) Incorporated by reference to Exhibit 4.01 to the Registrant's Registration Statement on Form S-1 filed with the Commission on April 29, 1991 (File No. 33-40120).